EXHIBIT 10.4

AMENDMENT NO. 1

TO THE EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment No. 1 (“Amendment”) to the Executive Employment Agreement, dated February 13, 2024, (the “Agreement”), is made and entered into as of March 19, 2025, by and between SharpLink Gaming, Inc., a Delaware corporation (the “Company”), and Robert DeLucia, an individual (“Executive”). Each of the Company and Executive is a “Party” to this Amendment and the Company and Executive, collectively, the “Parties” hereto.

RECITALS

WHEREAS, the Company and the Executive desire to amend the Agreement to revise certain terms, conditions and obligations of the Parties with respect to the Executive’s employment in the Company.

NOW, THEREFORE, for and in consideration of the promises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree to amend the Agreement as follows:

1.	Section 2 of the Agreement is hereby deleted in its entirety, and in its place the following is inserted:

“2. Compensation and Related Matters.

a.	Annual Base Salary. Executive shall receive a base salary at the rate of $261,684 per annum (the “Annual Base Salary”), subject to withholdings and deductions and which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary shall be reviewed by the Board’s Compensation Committee not less than annually and may be adjusted from time to time.

b.	Annual Bonus. Commencing in the calendar year 2025 and each calendar year thereafter during Executive’s employment with the Company, Executive will be eligible to receive a discretionary annual performance bonus, with a target achievement of up to 50% of the Annual Base Salary (the “Annual Bonus”). The amount of the Annual Bonus that shall be payable shall be based on the achievement of predetermined performance goals to be determined by the Board, in its sole discretion. The amount of any Annual Bonus for which Executive is eligible shall be reviewed by the Board from time to time, provided that that target achievement for the Annual Bonus shall not be less than up to 50% of the Annual Base Salary. Any Annual Bonus earned by Executive pursuant to this section shall be paid to Executive in accordance with Company policies, less authorized deductions and required withholding obligations, and is payable within 75 days following the end of the calendar year, ended December 31.

c.	Benefits. Executive shall participate in such full-time employee and executive benefit plans and programs as the Company may from time to time offer to senior executives of the Company, subject to the terms and conditions of such plans, including, without limitation, an executive family medical package.

d.	Life Insurance and Executive Health Exams. The Company shall directly pay or reimburse Executive for the premiums of a term life insurance policy and, if elected, executive health exams not covered by the Company’s prevailing benefits plan, up to a maximum of $10,000 annually. If Executive’s employment terminates for any or no reason, the Company shall have no obligation to continue to bear the costs of the life insurance policy for Executive, but Executive may choose to assume responsibility for payments required to continue the policy.

e.	Vacation. Executive shall be entitled to 30-days of paid time-off for vacation, as well as sick leave, holidays and other paid time-off benefits provided by the Company from time to time which are applicable to the Company’s executive officers in accordance with Company policy. The opportunity to take paid time off is contingent upon Executive’s workload and ability to manage his schedule.

f.	Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.”

2.	Section 3 of the Agreement is hereby deleted in its entirety and in its place the following is inserted:

“3. Equity Awards.

a.	Restricted Stock Units. Subject to approval by the Board and further subject to the Company seeking and obtaining stockholder approval during the 2025 fiscal year to increase the number of equity shares authorized under the Company’s 2023 Equity Incentive Plan (the “Plan”), Executive shall be granted 130,842 Restricted Stock Units (“RSUs”) (the “Award”), with each RSU representing an unfunded, unsecured right for the Executive to receive one (1) share of the Company’s common stock. Subject to the terms of the Plan and the Restricted Stock Unit Award Agreement, including without limitation, fulfillment of the employment requirements set forth in Section 1 herein, the Award will vest on December 31, 2025.

b.	Additional Equity Awards. Executive shall be eligible to be granted additional equity awards in accordance with the Company’s policies as in effect from time to time, as recommended by the Compensation Committee and approved by the Board of Directors.”

3.	Except as set forth above, all of the terms, conditions and provisions of the Agreement shall be and remain in full force and effect. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. This Amendment shall be effective as of January 1, 2025.

[SIGNATURE PAGE TO THE AMENDMENT FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed on the date first written above.

“COMPANY”
SHARPLINK GAMING, INC.

/s/ Rob Phythian
Signature
Name: Rob Phythian
Title: Chief Executive Officer

“EXECUTIVE”
Robert DeLucia

/s/ Robert DeLucia
Executive’s Signature